DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT is made as of February 1, 2009, between Principal National Life Insurance Company ("Principal National"), a life insurance company organized under the laws of the State of Iowa, and Princor Financial Services Corporation ("Princor"), an affiliate of Principal National organized under the laws of the State of Iowa.

WITNESSETH

WHEREAS, Principal National has established a Variable Life Separate Account and a Variable Annuity Contracts Separate Account and will register such Separate Accounts as investment companies under the Investment Company Act of 1940 to fund variable life insurance policies and variable annuity contracts, respectively, issued by Principal National Life Insurance Company;

WHEREAS, Princor is registered with the Securities and Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority ("FINRA"); and

WHEREAS, Principal National desires to issue certain Principal National variable universal life insurance policies ("Policies") with respect to the Variable Life Separate Account and certain Principal National variable annuity contracts ("Contracts") with respect to the Variable Annuity Contracts Separate Account to be sold and distributed by and through Princor, and Princor is willing to sell and distribute such Policies and Contracts under the terms and conditions stated herein;

NOW, THEREFORE, the parties agree as follows:

1. Principal National hereby appoints Princor as the principal underwriter of the Policies and Contracts issued with respect to the Variable Life Separate Account and the Variable Annuity Contract Separate Account (together, the "Separate Accounts"), and Princor agrees to use its best efforts to sell and distribute the Policies and Contracts through its registered representatives or through other broker-dealers registered under the Securities and Exchange Act of 1934 whose registered representatives are authorized by applicable law to sell variable universal life insurance policies and variable annuity contracts.

2. All payments and other monies payable upon the sale, distribution, renewal or other transaction involving the Policies and Contracts shall be the property of and be paid or remitted directly to Principal National, who shall retain all such payments and monies for its own account except to the extent such payments and monies are allocated to the Separate Accounts. Princor shall not be deemed to have any interest in such payments

3. For the administrative convenience of the parties, they have contracted with their mutual affiliate, Principal Life Insurance Company, to provide the following administrative services:

(a) pay to the registered representatives of Princor the commissions earned on the sale, distribution, renewal or other transaction involving the Policies or Contracts as determined in the attached Commission Schedule, and provide Princor with accurate records of all such commissions paid on its behalf; and

(b) pay to broker-dealers with whom Princor has entered into a Selling Agreement for the distribution of the Policies and/or Contracts any applicable dealer allowance or other compensation as provided in such Selling Agreement, and provide Princor with accurate records of all such payments paid on its behalf.

4. Principal National shall pay to Princor an amount equal to the expenses incurred by Princor in the performance of this Agreement. Princor shall provide a statement of expenses to Principal National at least semi-annually in a form and manner agreed to by the parties.

5. Princor shall be solely responsible for the supervision and control of the conduct and activities of its registered representatives with regard to the sale and distribution of the Policies.

6. Principal National shall assume the responsibility, including the costs thereof, for all administrative and legal functions pertaining to the Policies and/or Contracts not otherwise specifically assumed by Princor in this Arecment, including but not limited to the following: the preparation, printing and filing of prospectuses; the development, filing, and compliance with federal and state securities laws and regulations of the Separate Accounts; policy development; SEC registration; filing and compliance with state insurance laws and regulations; underwriting; policy issue and Policy and/or Contract owner service functions; developing sales and promotional material; and training agents.

7. Principal National will prepare and maintain all the books and records in connection with the offer and sale of the Policies and the Contracts which are required to be maintained and preserved in accordance with applicable securities law; and all such books and records are to be maintained and held by Principal National on behalf of and as agent for the broker-dealer whose property they are and shall remain; and all such books and records will be made available for inspection by the Securities and Exchange Commission at all times. The foregoing notwithstanding, the parties agree that Principal National may delegate Principal Life Insurance Company as its agent for performing the duties set forth herein.

8. Principal National shall send to each Policy or Contract owner or such other person as appropriate a confirmation as required by law or regulation of any transaction made with respect to the Policies and Contracts which shall reflect the true facts of the transaction and show that confirmation of the transaction is being sent on behalf of the broker-dealer acting in the capacity of agent for the insurance company.

9. Princor and Principal National may enter into agreements with other broker-dealers duly licensed under applicable federal and state laws and with their affiliated general agencies, if any, for the sale and distribution of the Policies and/or Contracts. The commission payable to registered representatives on the sale of Policies and/or Contracts thereunder may not exceed the amount shown on the attached Commission Schedule

10. This agreement may be terminated by either party upon 60 days prior written notice. Princor shall promptly notify the Securities and Exchange Commission of any such termination.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed on the day and year written above.

PRINCIPAL NATIONAL LIFE
INSURANCE COMPANY

By: Deanna D Strable-Soethout
Deanna D. Strable-Soethout,
President

PRINCOR FINANCIAL
SERVICES CORPORATION

By: ______________________
Michael L. Beer, President

COMMISSION SCHEDULE

for DISTRIBUTION AGREEMENT

Principal National Life Insurance Company
Variable Life Separate Account
and
Princor Financial Services Corporation

[To be added via an amendment to the Distribution Agreement]

COMMISSION SCHEDULE
for DISTRIBUTION AGREEMENT

Principal National Life Insurance Company
Variable Annuity Contracts Separate Account
and
Princor Financial Services Corporation

[To be added via an amendment to the Distribution Agreement]